AMENDED EMPLOYMENT AGREEMENT

This Agreement is made as of this 21st day of March 2000, by and between eConnect, a Nevada corporation (the "Company"), and Stephen E. Pazian (the "Executive").

                                Recitals

The Company desires to employ Executive as President and Chief
Operating Officer under the terms and conditions set forth in this Agreement; and

Executive is willing to accept such employment on the terms and conditions set forth in this Agreement.

                               Covenants

1. Position and Term of Employment. Executive's employment hereunder shall commence as of March 21, 2000 and shall end March 20, 2004, with two-year extensions thereafter, unless terminated sooner or extended beyond pursuant to Section 4 of this Agreement. During the term hereof, Executive shall be employed as President and Chief Operating Officer of the Company and shall devote his time, skill, attention and best efforts in carrying out his duties and promoting the best interests of the Company.

2.  Executive shall have full power of the President and Chief
Operating Officer of the Company, subject always to the instructions and control of the Board of Directors of the Company.

3.  Executive Compensation.

3.1 Base Salary. Executive shall be paid an initial salary at the monthly rate of$30,000 per month, payable in advance on March
21, 2000 for the first six months of this Agreement, which amount will be earned on receipt.

3.2 Annual Bonus. Executive will be eligible for an annual cash bonus, payable March 1st of each year, at 50% of base salary with a 200% multiplier for achieving board of directors compensation committee established goals.

3.3 Earned on Receipt Signing Bonus. In order to induce Executive to accept this Agreement on an emergency basis and to dedicate his efforts to the Company, the Company agrees to pay Executive a signing bonus, provide warrants and stock options which shall be earned on receipt, as follows:

3.3.1  $100,000 in cash on March 24,2000;

3.3.2 1,000,000 of the Company's warrants, exercisable at $1.00 per share, (with a "look back" provision and downward adjustment to the lowest average daily trading price of the Company's common stock in the first 90 days of executive's employment), for the maximum period permitted under the Company's registered warrant plan, but not less than twelve months ending March 24,2001, to be vested in full, registered, eligible for cashless exercise and tendered to Executive. Should Executive's employment be terminated for "good cause" under section 4 of this Agreement on or before March 24,2001, any unexercised warrants will expire as of the date of termination.

3.3.3 Stock Options -Executive also shall be eligible for 6,000,000 stock options vesting one quarter at the beginning of each year of employment, exercisable on a cashless basis for a period often years, with a strike price of$.40 for the 1,500,000 shares granted in 2000, (with a repricing provision and downward adjustment to the lowest average daily trading price of the Company's common stock in the first 90 days of executive's employment), and computed thereafter as described in the current eConnect stock plan. In addition, executive shall be eligible for such other stock option grants as provided under the plan as well as other upper level management compensation programs as may be in existence at the Company at the time of his employment and from time to time thereafter.

3.4 Severance. If terminated for reasons other than "good cause" (as defined herein) the remainder of the salary base for the initial term, but not less than two years, will be due within 30 days. In addition, all of Executive's then granted stock options and warrants will vest and be exercisable for their entire term Should there be a change of control, the job responsibilities be diminished, the titles changed or the executive required to move more than 50 miles from his home, then the executive will be assumed to have been terminated without good cause and the applicable severance payments due within 30 days.

3.5 Warrant and Stock Option Expiration. If Executive resigns voluntarily or ceases to be employed by the Company for "good cause" as described in Section 4. or 4.3 of this Agreement, the unexercised warrants and stock options to be provided under section 3.3.2 and 3.3.3 shall be null and void. All other compensation provided in this Agreement is earned on receipt and shall not be returned by Executive under any circumstances contemplated by this Agreement.

3.6 Expenses. During the term hereof, the Company shall pay or reimburse Executive for a monthly auto allowance of $1,000, payment of Executive's currently in force $2 million term life insurance, provisioning of a DSL connection at his residence and cellular phone expenses. Executive shall also be eligible for reimbursement in accordance with the Company's normal practices, including but not limited to any travel, hotel and other expenses or disbursements reasonably incurred or paid by Executive in connection with the services performed by Executive hereunder.

3.7 Other Benefits. During the Employment Period, the Executive (and his eligible spouse and dependents) shall be provided paid medical, hospitalization, dental & vision, through the Executive's COBRA (expiring 3/01/01 - premium $657.46 per month), until expiration of COBRA, at which such time Executive shall be entitled to participate the Company's medical, dental, and hospitalization plans. In addition, during the Employment Period, the Executive shall be eligible to participate in all disability, accidental death and dismemberment, travel accident insurance, pension, retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executives. Executive shall be allowed five
(5) weeks vacation annually. Vacation not taken during the applicable fiscal year (but not in excess of three weeks) shall be carried over to the next following fiscal year.

3.8  Directors and Officers Insurance.  The Company shall provide
Executive Directors and Officers Insurance by an insurance company acceptable to Executive ensuring Executive against liability up to $20 million per occurrence, effective throughout the term of this Agreement.

3.9 Indemnification. The Company shall indemnify Executive to the maximum extent permitted by applicable law, against all liabilities, costs, charges and expenses (including reasonable attorneys' fees and disbursements) incurred or sustained by it or them in connection with any action, suit or proceeding to which it or they may be made a party as a result of their services hereunder on behalf of the Company pursuant to this Agreement, provided that such liabilities, costs, charges and expenses do not result from the willful misconduct or gross negligence of such indemnified parties.

3.10 Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), and (b ) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement, including, but not limited to, any such fees and expenses incurred in connection with any dispute regarding the initial signing bonus compensation, whether as a result of any applicable government proceeding, audit or otherwise.

4.  Termination.

4.1  This Agreement shall terminate upon Executive' s death.

4.2 The Company may terminate Executive's employment hereunder upon thirty (30) days' written notice if Executive's physical or mental disability has continued or is expected to continue for one hundred and eighty (180) consecutive days and as a result thereof, Executive will be unable to continue the proper performance of his duties hereunder. Under these circumstances, Executive will be entitled to his severance benefits including the opportunity to vest and exercise all stock options and warrants then granted for the remaining term of his employment period.

4.3 The Company may terminate Executive's employment hereunder for "good cause" (as hereinafter defined). If Executive's employment is terminated for good cause, Executive's salary and all other rights not then vested under this Agreement shall terminate upon thirty (30) days written notice of termination being given by the board of directors. As used herein, the term "good cause" means the following:

Good Cause - The Company shall have the right to terminate the Executive's employment for "Good Cause." For purposes of this Agreement, the Company shall have "Good Cause" to terminate the Executive's employment only upon the Executive's: (I) conviction of a felony or willful gross misconduct that, in either case, results in material and demonstrable damage to the business or reputation of the Company; or (II) willful and continued failure to perform his duties (other than such failure resulting from the Executive's incapacity due to physical or mental illness) within ten business days after the Company delivers to him a written demand for performance that specifically identifies the actions to be performed. For purposes of this Section, no act or failure to act by the Executive shall be considered "willful" if such act is done by the Executive in the good faith belief that such act is or was to be beneficial to the Company, or such failure to act is due to the Executive's good faith belief that such action would be materially harmful to the Company. "Good Cause" shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by a majority of the Board (excluding the Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose after reasonable (but in no event less than thirty days') notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board, finding that in the good faith opinion of the Board that "Good Cause" exists, and specifying the particulars thereof in detail. This Section shall not prevent the Executive from challenging in any court of competent jurisdiction the Board's determination that "Good Cause" exists or that the Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

5. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company and their respective legal representatives, successors and assigns. Neither this Agreement nor any of the duties or obligations hereunder shall be assignable by Executive.

6. Governing Law; Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of California. Each of the Company and Executive consents to the jurisdiction of any state or federal court sitting in California, in any action or proceeding arising out of or relating to this Agreement.

7. Headings. The paragraph headings used in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement for any purpose or in any way affect the interpretation of this Agreement.

8. Severability. If any provision, paragraph or subparagraph of this Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of this Agreement.

9. Complete Agreement. This document embodies the complete agreement and understanding among the parties, written or oral, which may have related to the subject matter hereof in any way and shall not be amended orally, but only by the mutual agreement of the parties hereto in writing, specifically referencing this Agreement.

10. Counterparts. This Agreement may be executed in one or more separate counterparts, all of which taken together shall constitute one and the same Agreement.

eConnect


By: /s/  Thomas S. Hughes
Print:   Thomas S. Hughes
Title:   Chairman & CEO


Executive


By: /s/  Stephen E. Pazian
Print:   Stephen E. Pazian